Exhibit 99.1

WEBCAST ALERT – FOR IMMEDIATE RELEASE

Teva to Present at the 36th Annual J.P. Morgan Healthcare Conference

Jerusalem, January 4, 2018 – Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) will host a live audio webcast at the 36th Annual J.P. Morgan Healthcare Conference. Kåre Schultz, President & CEO will present on Monday, January 8, 2018 at 9:30 AM PST.

What:	Teva Presentation at the 36th Annual J.P. Morgan Healthcare Conference

Who:	Kåre Schultz, President & CEO Teva Pharmaceutical Industries Ltd.

When:	Monday, January 8, 2018 at 9:30 AM PST

Where:	www.ir.tevapharm.com

How:	Live over the Internet – log on to the Web at the address above and register for the event (approximately 10 minutes before). An archive of the webcast will be available on Teva’s website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a leading global pharmaceutical company that delivers high-quality, patient-centric healthcare solutions used by approximately 200 million patients in over 60 markets every day. Headquartered in Israel, Teva is the world’s largest generic medicines producer, leveraging its portfolio of more than 1,800 molecules to produce a wide range of generic products in nearly every therapeutic area. In specialty medicines, Teva has the world-leading innovative treatment for multiple sclerosis as well as late-stage development programs for other disorders of the central nervous system, including movement disorders, migraine, pain and neurodegenerative conditions, as well as a broad portfolio of respiratory products. Teva is leveraging its generics and specialty capabilities in order to seek new ways of addressing unmet patient needs by combining drug development with devices, services and technologies. Teva’s net revenues in 2016 were $21.9 billion. For more information, visit www.tevapharm.com.